EXHIBIT 2.5


                         AMENDMENT NO. 2 dated as of March 18, 2004 (this
                    "Amendment"), to the Amended and Restated Limited Liability Company Agreement dated as of December 31, 1998 (the "MAP LLC Agreement") of Marathon Ashland Petroleum LLC (the "Company"), by and between Ashland Inc., a Kentucky corporation ("Ashland") and Marathon Oil Company, an Ohio corporation ("Marathon"), a wholly owned subsidiary of Marathon Oil Corporation, a Delaware Corporation ("Marathon Corporation").


          WHEREAS Ashland and Marathon are the only Members of the Company and are parties to the MAP LLC Agreement, which sets forth the rights and responsibilities of each of them with respect to the governance, financing and operation of the Company (capitalized terms used in this Amendment and not defined herein shall have the meanings given such terms in the MAP LLC Agreement);

          WHEREAS Marathon Corporation, Marathon, Ashland, New EXM Inc., a Kentucky Corporation ("New Ashland Inc."), certain of their respective affiliates and the Company are parties to a Master Agreement (as defined herein), pursuant to which the parties have agreed to effect the Transactions described therein;

          WHEREAS Marathon Corporation, Marathon, Ashland, New Ashland Inc. and certain of their respective affiliates are parties to a Tax Matters Agreement (as defined herein), which sets forth the rights and obligations of the parties with respect to Taxes in connection with the Transactions (as defined herein);

          WHEREAS in connection with the MAP Partial Redemption (as defined herein), Marathon and Ashland wish to adjust the Percentage Interests of the Members;

          WHEREAS the Members wish to amend the MAP LLC Agreement to facilitate the Transactions.


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          NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1. DEFINITIONS

          Effective as of the date of this Amendment, Section 1.01 of the MAP LLC Agreement is amended by adding the following defined terms at the appropriate alphabetical location:

          "Closing Date" has the meaning set forth in the Master Agreement.

          "Closing" has the meaning set forth in the Master Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Cold Assets" has the meaning set forth in Section 5.05(b).

          "Collection Policies and Procedures" means the policies and procedures set forth on Schedule 5.05 attached hereto and pursuant to which the Company shall act as the collection agent on behalf of New Ashland Inc. with respect to the Distributed Receivables.

          "Distributed Receivables" has the meaning set forth in the Master Agreement.

          "Distribution Period" means each of (i) the three-month periods ended March 31, June 30, September 30 and December 31 of each Fiscal Year, and
(ii) if such Distribution Period would otherwise include the Closing Date, each of (a) the period beginning on the day after the last day of the Fiscal Quarter immediately preceding the Closing Date and ending at the close of business on the Closing Date; and (b) the period beginning on the day after the Closing Date and ending on the next to occur of March 31, June 30, September 30 and December 31.

          "Excess Section 751 Property" has the meaning set forth in Section 5.05(b).

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          "Final Determination" has the meaning set forth in the Tax Matters
Agreement.

          "Form of Receivables Assignment" means the Form of Receivables Assignment attached as Attachment A hereto.

          "Incidental Cash" shall mean (a) petty cash, (b) refining, retail outlets and transportation ("RMT") working funds, (c) depository account balances for the RMT business (automated clearinghouse transmissions submitted on the most recent banking day in the applicable jurisdiction immediately preceding the Closing Date or later will be for the account of the Company and its subsidiaries), (d) funds in transit relating to retail outlet deposits, and (e) uncollected funds in lockboxes and lockbox bank accounts for the RMT business (automated clearinghouse transmissions submitted on the most recent banking day in the applicable jurisdiction immediately preceding the Closing Date or later will be for the account of the Company and its subsidiaries).

          "IRS" means the U.S. Internal Revenue Service.

          "Master Agreement" means the Master Agreement, dated as of March 18, 2004 among Marathon Corporation, a Delaware Corporation ("Marathon Corporation"), Marathon, Ashland, New EXM Inc., a Kentucky Corporation ("New Ashland Inc."), certain of their respective affiliates and the Company pursuant to which the parties have agreed to effect the Transactions.

          "Member Loans" means any loan of cash or other property by the Company to a Member.

          "MAP Partial Redemption" has the meaning set forth in the Master Agreement.

          "MAP Partial Redemption Amount" has the meaning set forth in the Master Agreement.

          "MAP Partial Redemption Date" means the date on which the MAP Partial Redemption is effected pursuant to Section 1.01 of the Master Agreement.

          "Outstanding Member Loan" means any Member Loan to the extent that such Member Loan has not been repaid by the borrower to the Company.




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          "Pass-Through Items" has the meaning set forth in the Tax Matters
Agreement.

          "Receivables Sales Facility" means the facility for sales of accounts receivable by the Company to a party unrelated to any Member pursuant to the Receivables Purchase and Sale Agreement and exhibits thereto, attached as Attachment B to this Agreement or such additional or other terms as agreed by the parties, it being understood that Ashland (or, after the Closing, New Ashland Inc.) shall agree to such additional or other terms proposed by Mexico or the Company unless in its good faith judgment such terms adversely affect the treatment of such sales as sales for tax purposes.

          "Refund" means any refund of Taxes, including any reduction of Taxes paid or payable by means of credits, offsets or otherwise.

          "Section 704(b) Book-Up" has the meaning set forth in Section 6.19.

          "Section 751 Property" means Section 751 property, as such term is defined in U.S. Treasury Regulation ss. 1.751-1(e).

          "Tax" or "Taxes" means all forms of taxation imposed by any governmental authority, including net income, gross income, alternative minimum, sales, use, ad valorem, gross receipts, value added, franchise, license, transfer, withholding, payroll, employment, excise, severance, stamp, property, custom duty, taxes or governmental charges, together with any related interest, penalties or other additional amounts imposed by a Tax Authority, and including all liability for or in respect of any of the foregoing as a result of being a member of a consolidated or similar group or a partner in an entity treated as a partnership or other pass-through entity for Tax purposes or as a result of any tax sharing or similar contractual agreement.

          "Tax Authority" means any governmental authority imposing Taxes and the agency, if any, charged with the collection of such Taxes for such authority.

          "Tax Matters Agreement" means the Tax Matters Agreement, dated as of March 18, 2004, among Ashland, New Ashland Inc., Marathon Corporation, Marathon, certain of


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                                                                             5


their respective affiliates and the Company, that sets forth the rights and obligations of such parties with respect to Taxes in connection with the Transactions.

          "Transactions" has the meaning set forth in the Master Agreement.

          "Undistributed Cash" means any Short Term Investments held by the Company immediately following the MAP Partial Redemption.

          SECTION 2. DEFINITION OF DISTRIBUTABLE CASH

          Effective as of the date of this Amendment, Section 1.01 of the MAP LLC Agreement is amended by amending and replacing the defined term "Distributable Cash" as follows:

          "Distributable Cash" means, for each Distribution Period including a Distribution Period that includes the Closing Date, without duplication:

          (a) the Short-Term Investments of the Company and its subsidiaries on the last day of such Distribution Period, minus

          (b) the Ordinary Course Debt of the Company and its subsidiaries on the last day of such Distribution Period, minus

          (c) the Tax Distribution Amount, if any, to be distributed under
     Section 5.01(a) in respect of such Distribution Period, minus

          (d) funds held on the last day of such Distribution Period for financing Special Projects (including the Detroit Clean Fuels/Expansion Project) or Permitted Capital Projects/Acquisitions, minus

          (e) if the notional repayment of principal for Special Project Indebtedness or Permitted Capital Project/Acquisition Indebtedness during such Distribution Period calculated using a notional repayment schedule established and approved by the Board of Managers in accordance with the Company Leverage Policy was more than the amount of actual principal repayments for such Special Project Indebtedness or Permitted Capital Project Acquisition



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                                                                             6

Indebtedness during such Distribution Period, the amount of such excess, plus

          (f) if the amount of the actual principal repayments for Special Project Indebtedness or Permitted Capital Project/Acquisition Indebtedness during such Distribution Period was more than the notional repayment of principal for such Special Project Indebtedness or Permitted Capital Project/Acquisition Indebtedness during such Distribution Period (calculated in the manner described in clause (e) above), the amount of such excess, plus or minus

          (g) any adjustments or reserves (including any adjustments for minimum cash balance requirements, including cash reserves for accrued or withheld Taxes not yet due) in the amounts and for the time periods established and approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b), minus

          (h) the proceeds of any asset sales, dispositions or sale leaseback arrangements, effected pursuant to Section 9.15(b) of the Master Agreement, to the extent such asset sales, dispositions or sale leaseback arrangements are not effected in the ordinary course of the Company's business and are not reflected in the Company's Business/Tactical Plan & Budget 2004-2006, dated December 16, 2003, plus

          (i) with respect to determining the MAP Partial Redemption Amount (as defined in the Master Agreement), all out of pocket costs and expenses to the extent paid by the Company prior to the Closing Date in connection with any asset sales, dispositions, or sale leaseback arrangements described in clause (h) above, plus

          (j) with respect to determining the MAP Partial Redemption Amount (as defined in the Master Agreement), all out of pocket costs and expenses paid by the Company to arrange, maintain or terminate any Working Capital Facilities (as defined in the Company Leverage Policy, set forth in Schedule 8.14) (other than interest), Receivables Sales Facilities or other arrangements to provide financing to the Company (to the extent such costs and expenses are paid prior to



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the Closing Date).

In applying the definition of "Distributable Cash" for purposes of the definition of "MAP Adjustment Amount" in the Master Agreement, any reduction in Distributable Cash resulting from the MAP Partial Redemption (as defined in the Master Agreement) or any payment pursuant to Section 9.09(b) of the Master Agreement shall be disregarded.

          SECTION 3. PERCENTAGE INTEREST AFTER MAP PARTIAL REDEMPTION

          Effective as of the date of this Amendment, Section 3.01 of the MAP LLC Agreement is amended and restated to be Section 3.01(a), and a new Section 3.01(b) is added immediately thereafter as follows:

          (b) Immediately following the MAP Partial Redemption, the respective Percentage Interests of Ashland and Marathon will be determined as follows:
Ashland's Percentage Interest will equal the quotient, expressed as a percentage, of (x) $2.915 billion plus the MAP Adjustment Amount (as defined in the Master Agreement) minus the MAP Partial Redemption Amount (as defined in the Master Agreement) divided by (y) $7.671 billion plus 100% of the Distributable Cash of the Company as of the Closing Date minus the MAP Partial Redemption Amount. Marathon's Percentage Interest will equal 100% minus Ashland's Percentage Interest. The Percentage Interests of the Members will be appropriately adjusted if the MAP Partial Redemption Amount is increased in accordance with Sections 1.01 or 1.06 of the Master Agreement.

          SECTION 4. DISTRIBUTIONS

          Effective as of the date of this Amendment, Section 5.01 of the MAP LLC Agreement is amended and restated in its entirety as follows:

          SECTION 5.01. Distributions. (a) No distribution with respect to a Tax Distribution Amount shall be made under this Section 5.01 with respect to a Distribution Period, and the Tax Distribution Amount with respect to such Distribution Period shall be $0.00, unless the Board of Managers, pursuant to a vote in accordance with Section 8.07(b), determines that there shall be such a distribution. If the Board of Managers, pursuant to a vote


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in accordance with Section 8.07(b), determines that there shall be a distribution under this Section 5.01 with respect to any Distribution Period during a Taxable Year, then, within 45 days after the end such Distribution Period, the Company shall distribute to the Members (the date of such distribution being a "Distribution Date") an amount in cash (the "Tax Distribution Amount") determined as follows:

          (i) The maximum Tax Liability of each Member with respect to its allocable portion (as provided in Section 6.03) of the Company's estimated taxable income for such Distribution Period shall be determined, based upon the highest aggregate marginal statutory Federal, state and local income tax rate (determined taking into account the deductibility, to the extent allowed, of income-based taxes paid to governmental entities) to which any Member may be subject for the related Fiscal Year (and excluding any deferred taxes) (the "Aggregate Tax Rate").

          (ii) If the Tax Liability determined in clause (i) is positive with respect to either Member, there shall be a cash distribution to each of the Members, in accordance with their Percentage Interests, of an aggregate amount such that neither Member shall have received distributions under this clause and subsection (b) below for such portion of such Fiscal Year in an amount less than its Tax Liability for such portion of such Fiscal Year.

          (b) No distribution of Distributable Cash shall be made under this
Section 5.01(b) with respect to a Distribution Period unless the Board of Managers, pursuant to a vote in accordance with Section 8.07(b), determines that there shall be such a distribution. If the Board of Managers, pursuant to a vote in accordance with Section 8.07(b), determines that there shall be a distribution under this Section 5.01(b) with respect to any Distribution Period, the Company shall distribute to the Members such amount of Distributable Cash as is determined to be distributed by such vote of the Board of Managers. Subject to Section 5.02(b), each such distribution shall be allocated between the Members pro rata based upon their respective Percentage Interests.

          (c) The Company shall prepare and distribute to each Member within 45 days after the end of each


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Distribution Period a statement (a "Distributions Calculation Statement")
setting forth the calculations (in reasonable detail) of (i) the Tax Distribution Amount for each Member with respect to such Distribution Period (as if the Board of Managers had determined that there shall be a distribution under Section 5.01(a) for such Distribution Period, regardless of whether such a determination was actually made), (ii) the amount of Distributable Cash with respect to such Distribution Period (as if the Board of Managers had determined that there shall be a distribution under Section 5.01(b) for such Distribution Period, regardless of whether such a distribution was actually made) and (iii) the allocation between the members of distributions, if any, under Sections 5.01(a) and (b) for such Distribution Period. Such Distributions Calculations Statements shall be distributed to such Members regardless of the amount, if any, that is actually distributed to such Members during such Distribution Period.

          (d) Notwithstanding anything to the contrary in this Agreement, any agreement reached between the Members to distribute any amount of cash different from the amounts which would be calculated in accordance with the methodology set forth in Section 5.01(a) and Section 5.01(b) above shall not alter or waive in any manner the obligations of the Company to prepare and deliver the Distributions Calculation Statement as set forth in Section 5.01(c) above, and after any such agreement has been reached the Company shall continue to prepare and deliver such Distributions Calculation Statement with respect to each Distribution Period as if no such agreement had been reached.

          SECTION 5. PARTIAL REDEMPTION OF ASHLAND MEMBERSHIP INTEREST

          Effective as of the date of this Amendment, Article V of the MAP LLC Agreement is amended by adding the following new Section 5.05:

          SECTION 5.05. MAP Partial Redemption. (a) On the MAP Partial Redemption Date, the Company shall effect the MAP Partial Redemption as described in Section 1.01 of the Master Agreement by distributing to Ashland the MAP Partial Redemption Amount in redemption of a portion of its Membership Interest in the Company and by adjusting the Percentage Interests of the Members as set forth in Section 3.01 of this Agreement. It is understood that no Tax


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Distribution shall be made with respect to the MAP Partial Redemption. The MAP
Partial Redemption Amount shall be distributed in cash and by the distribution by the Company of the Distributed Receivables, each in the amount determined in accordance with Section 1.01 of the Master Agreement. In connection with the MAP Partial Redemption, on the Closing Date the Company shall, in accordance with the Form of Receivables Assignment attached as Attachment A hereto, (i) assign, transfer, or otherwise convey to Ashland, and Ashland shall accept from the Company, the Distributed Receivables, together with all Related Security and all Collections thereof (as such terms are defined in Schedule 5.05 attached hereto) and (ii) shall distribute to Ashland cash (by wire transfer of immediately available funds to a bank account, which will be designated by Ashland at least two Business Days before the Closing Date). The Company shall act as collection agent with respect to the Distributed Receivables on behalf of New Ashland Inc. and pay the full amount of all Collections thereof to New Ashland Inc. in accordance with the Collection Policies and Procedures set forth in Schedule 5.05. A subsequent distribution may be made with respect to any adjustments pursuant to Sections 1.06 or 9.13 of the Master Agreement.

          (b) If, in accordance with the pre-filing agreement (as referenced in Section 7.06 of the Tax Matters Agreement) or as a result of any other Final Determination with respect to the MAP Partial Redemption, Ashland is determined to have received Section 751 Property in excess of the amount of
Section 751 Property which, had Ashland actually received such amount, would have resulted in no gain recognition to Ashland under Section 751(b) of the Code (such excess amount of Section 751 Property, the "Excess Section 751 Property"), the Members agree that Ashland shall be deemed to have exchanged its share of Undistributed Cash for such Excess Section 751 Property for the purpose of determining the amount of gain, if any, recognized by Ashland under
Section 751(b) of the Code; provided, however, that


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if the total amount of Undistributed Cash is less than the fair market value of the Excess Section 751 Property, then Ashland shall be deemed to have exchanged, for an amount of Section 751 Property, its share of property other than Section 751 Property, as designated by Ashland and Marathon prior to the Closing Date, with a fair market value equal to its tax basis (the "Cold Assets"); provided further, however, that the fair market value of such Cold Assets shall equal the difference between the fair market value of the Excess
Section 751 Property and the total amount of Undistributed Cash. The Members agree that any deemed exchange by Ashland of Undistributed Cash and/or Cold Assets for Excess Section 751 Property pursuant to this Section 5.05(b) is intended to be consistent with the principles of U.S. Treasury Regulation ss. 1.751-1(g), Example 3(c) and Example 5(d)(1).

          SECTION 6. MEMBER LOANS

          Effective as of the date of this Amendment, Article V of the MAP LLC Agreement is amended by adding the following new Section 5.06:

          SECTION 5.06. Member Loans. No Member Loans shall be permitted prior to January 1, 2005, unless approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b). At any time during the period beginning on January 1, 2005 and ending on the date 45 days prior to the Closing Date, Member Loans to Ashland shall be permitted on terms and conditions consistent with the Company's historical practice with respect to Member Loans, and Member Loans to Marathon shall be permitted pursuant to a vote in accordance with Section 8.07(b). All Member Loans shall be repaid to the Company by Ashland or Marathon, as applicable, no later than 30 days prior to the Closing Date.

          SECTION 7. TAX ALLOCATIONS

          (a) Effective as of the date of this Amendment, Section 6.02(a) of the MAP LLC Agreement is amended and restated as follows:

               (a) Except as provided in Section 6.02(b), 6.02(c), 6.02(d), 6.02(e) and 6.17, Profit or Loss for any Fiscal Year shall be allocated between the Members in proportion to their respective Percentage Interests.

          (b) Effective as of the date of this Amendment, Article VI of the MAP LLC Agreement is amended by adding the following new Sections 6.17, 6.18 and 6.19:

          SECTION 6.17 Special Allocations. Notwithstanding anything to the contrary in Article VI of this Agreement or any other provision of this Agreement,


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Marathon shall be allocated any Profit and Loss associated with Pass-Through
Items that would be allocable to Ashland in the absence of this Section 6.17 and that are attributable to a payment that is (1) described in Section 12.01(d)(vii) of the Master Agreement, which results in a special non-pro rata distribution to Ashland, or (2) made with respect to the St. Paul Park QQQ Project or the Plains Settlement (as both are described in Section 9.09 of the Master Agreement).

          SECTION 6.18. Pre-Closing Allocation of Company Debt. Prior to the Closing Date, the Company and the Members will take all steps necessary to ensure that nonrecourse debt (within the meaning of U.S. Treasury Regulation ss. 1.752-1(a)) is allocated to the Members for purposes of Section 752 of the Code in a manner that results in each Member's share of aggregate Company debt after the MAP Partial Redemption being equal to such Member's share of aggregate Company debt immediately prior to such Redemption. For these purposes, with respect to nonrecourse debt (within the meaning of U.S. Treasury Regulation ss. 1.752-1(a)) if any, the Members agree to utilize, if necessary to satisfy the preceding sentence, U.S. Treasury Regulation ss.ss. 1.752-3(a)(3) and 1.752-3(b).

          SECTION 6.19 Section 704(b) Book-Up. The Company shall determine the value of each item (or class of items, as appropriate) of its assets as of the MAP Partial Redemption Date, based on the report prepared by Deloitte & Touche LLP and delivered to Ashland and Marathon in accordance with the definition of AR Fraction in Section 1.01 of the Master Agreement and shall, immediately prior to the MAP Partial Redemption, adjust the Capital Accounts of the Members under Treasury Regulation ss.1.704-1(b)(2)(iv)(f) and (g), based upon the amount of Profit and Loss that would be allocated to each Member under
Section 6.02 of this Agreement with respect to each such item or class as if the Company sold all of its assets for such values immediately before the MAP Partial Redemption (the "Section 704(b) Book-Up"). Any resulting differences between the book and tax basis of property resulting from such Section 704(b) Book-Up shall be accounted for under Section 6.03 using a method selected by the Members.

          SECTION 8. ITEMS REQUIRING VOTE OF MEMBERS UNDER SECTION 8.07(b)

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          Section 8.08 of the MAP LLC Agreement is hereby amended by adding the following new Sections 8.08(r)-(t):

          (r) the approval of a distribution under Section 5.01(a);

          (s) the approval of a distribution under Section 5.01(b);

          (t) making a Member Loan, except as otherwise provided in Section
5.06.

SECTION 9.        COMPANY LEVERAGE POLICY

          The Company Leverage Policy (set forth in Schedule 8.14) is amended and restated in its entirety. Such policy is set forth in a new Schedule 8.14 attached hereto.

          SECTION 10. RECEIVABLES SALES FACILITY

          Article VIII of the MAP LLC Agreement is hereby amended by adding the following new Section 8.20:

          SECTION 8.20. Receivables Sales Facility. The Company may enter into the Receivables Sales Facility.

          SECTION 11. TRANSFER OF MEMBERSHIP INTEREST

          Effective as of the date of this Amendment, Section 10.01 of the MAP LLC Agreement is hereby amended by adding the following new Section 10.01(h):

          (h) Transfer Pursuant to Master Agreement. Notwithstanding anything to the contrary in this Agreement, Ashland's contribution, transfer and conveyance of its Membership Interests to HoldCo (as defined in the Master Agreement), HoldCo's acceptance of such contribution, transfer and conveyance and the Transactions as contemplated by and in accordance with the Master Agreement and the other Transaction Agreements (as defined in the Master Agreement) are expressly permitted hereunder and shall not require approval under Section 8.07 or otherwise.

          SECTION 12. PARTIES IN INTEREST This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, legal representatives and permitted assigns.


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          SECTION 13. COUNTERPARTS This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 14. GOVERNING LAW THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AMENDMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

          SECTION 15. NO THIRD-PARTY BENEFICIARIES This Amendment is not intended to confer upon any person other than the parties hereto any rights or remedies.

          SECTION 16. INTERPRETATION The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          SECTION 17. SEVERABILITY If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and amendments contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the end that the transactions and amendments contemplated hereby are fulfilled to the extent possible.

          SECTION 18. CONTINUATION OF MAP LLC AGREEMENT The MAP LLC Agreement continues in full force and effect, except as expressly amended herein.

          SECTION 19. CONSEQUENCES OF TERMINATION OF MASTER AGREEMENT In the event of a termination of the Master Agreement pursuant to Section 11.01 of the Master

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Agreement, the parties further agree that, as of the date the Master Agreement is terminated: the definition of "Distributable Cash," sections 5.01 and 8.08, and the Company Leverage Policy (set forth in Schedule 8.14) shall be amended and restored to their language existing prior to this Amendment; Sections
5.05, 5.06, 6.17, and 8.20 shall be repealed in their entirety; and allocations of Profit and Loss for the period or periods between the signing of this Amendment and the date the Master Agreement is terminated shall be made without regard to Section 6.17 or, to the extent such allocations have been made under Section 6.17, the effects of such allocations shall be reversed with future allocations of Profit and Loss.




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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

                                            MARATHON OIL COMPANY,

                                              By /s/ Clarence P. Cazalot, Jr.
                                                 _____________________________
                                                 Name:  Clarence P. Cazalot, Jr.
                                                 Title: President


                                            ASHLAND INC.,

                                              By /s/ James J. O'Brien
                                                 _____________________________
                                                 Name:  James J. O'Brien
                                                 Title: Chief Executive Officer